Exhibit 15.1

KPMG LLP
Chartered Accountants	Telephone	(780) 429-7300
10125 - 102 Street	Fax	(780) 429-7379
Edmonton AB T5J 3V8	Internet	www.kpmg.ca
Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

PCL Employees Holdings Ltd.

We consent to the use of our report to the Directors dated January 25, 2006, except as to notes 24 and 25(b) which are as of February 8, 2006, included herein and to the reference to our firm under the heading “Statements by Experts” herein.

/s/ KPMG LLP

Chartered Accountants

Edmonton, Canada

February 8, 2006

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative